Exhibit 10.1

PERFORMANCE SHARE AGREEMENT

THIS PERFORMANCE SHARE AGREEMENT (the “Award Agreement”) is entered into as of March 1, 2011(the “Grant Date”), by and between Great Plains Energy Incorporated (the “Company”) and ______________________ (the “Grantee”).  All capitalized terms in this Award Agreement that are not defined herein shall have the meanings ascribed to such terms in the Company’s Amended Long-Term Incentive Plan, as amended as of May 1, 2007 (the “Plan”).

WHEREAS, the Grantee is employed by the Company or one of its subsidiaries in a key capacity, and the Company desires to (i) encourage the Grantee to acquire a proprietary and vested long-term interest in the growth and performance of the Company, (ii) provide the Grantee with an incentive to enhance the value of the Company for the benefit of its customers and shareholders, and (iii) encourage the Grantee to remain in the employ of the Company as one of the key employees upon whom the Company’s success depends; and

WHEREAS, the Company wishes to grant to Grantee, and Grantee wishes to accept, an Award of Performance Shares as approved on February 8, 2011, pursuant to the terms and conditions of the Plan and this Award Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

1.
Performance Share Award.  The Company hereby grants to the Grantee an Award of  ________ Performance Shares for the three-year period ending December 31, 2013, (the “Award Period”).  The Performance Shares may be earned based upon the Company’s performance as set forth in Appendix A.

2.	Terms and Conditions. The Award of Performance Shares is subject to the following terms and conditions:

a.
The Performance Shares shall be credited with a hypothetical cash credit equal to the per share dividend paid on the Company’s common stock as of the date of any such dividend paid during the entire Award Period, and not just the period of time after the Grant Date.  At the end of the Award Period and provided the Performance Shares have not been forfeited in accordance with the terms of the Plan, the Grantee shall be paid, in a lump sum cash payment, the aggregate amount of such hypothetical dividend equivalents.

b.
No Company common stock will be delivered under this or any other outstanding awards of performance shares until the Grantee (or the Grantee’s successor) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws or the Grantee and the Company have made satisfactory provision for the payment of such taxes. The Company shall first withhold such taxes from the cash portion, if any, of the Award. To the extent the cash portion of the Award is insufficient to cover the full withholding amount, the Grantee shall pay the remainder in cash or, alternatively, the Grantee or the Grantee’s successor may elect to relinquish to the Company that number of shares (valued at their Fair Market Value) that would satisfy the applicable withholding taxes, subject to the Committee’s continuing authority to require cash payment notwithstanding Grantee’s election.

To elect the relinquishment of stock alternative, the Grantee must complete a withholding election on the form provided by the Corporate Secretary of the Company and return it to the designated person set forth on the form no later than the date specified thereon (which shall in no event be more than thirty (30) days from the Grant Date of the Award).  The Grantee may also elect on such form to have amounts withheld from the Award payment above the minimum required withholding rate, but not to exceed Grantee's individual marginal tax rate.  Such additional withholding amount shall first be taken from the cash portion, if any, of the Award, with the remainder taken from the stock portion of the Award.  If no withholding election is made before the date specified, the Grantee is required to pay the Company the amount of federal, state and local income and employment tax withholdings by cash or check at the time the Grantee recognizes income with respect to such shares, or must make other arrangements satisfactory to the Company to satisfy the tax withholding obligations after which the Company will release or deliver, as applicable, to the Grantee the full number of shares.

c.
The Company will, to the full extent permitted by law, have the discretion based on the particular facts and circumstances to require that the Grantee reimburse the Company for all or any portion of any awards if and to the extent the awards reflected the achievement of financial results that were subsequently the subject of a restatement, or the achievement of other objectives that were subsequently found to be inaccurately measured, and a lower award would have occurred based upon the restated financial results or inaccurately measured objectives.  The Company may, in its discretion, (i) seek repayment from the Grantee; (ii) reduce the amount that would otherwise be payable to the Grantee  under current or future awards; (iii) withhold future equity grants or salary increases; (iv) pursue other available legal remedies; or (v) any combination of these actions. The Company may take such actions against any Grantee, whether or not such Grantee engaged in any misconduct or was otherwise at fault with respect to such restatement or inaccurate measurement. The Company will, however, not seek reimbursement with respect to any awards paid more than three years prior to such restatement or the discovery of inaccurate measurements, as applicable.

d.
Except as otherwise specifically provided herein, the Award of Performance Shares is subject to and governed by the applicable terms and conditions of the Plan, which are incorporated herein by reference.

GREAT PLAINS ENERGY INCORPORATED

By: ________________________________	______________________________________
Michael J. Chesser	________________________ Grantee
Dated: March _____, 2011

APPENDIX A

2011 – 2013 Performance

Objectives	Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)

1.2013 FFO to Total Adjusted Debt 1	50	16.0%	17.0%	18.5%	20.0%

2.Total Shareholder Return (TSR) versus EEI Index2	50		See below

As of the date of this filing Great Plains Energy Incorporated has not provided earnings or other guidance for 2011 or future periods.

1 FFO to Total Adjusted Debt is calculated using Standard and Poor’s methodology.  FFO to Total Adjusted Debt is a measure that is not calculated in accordance with generally accepted accounting principles ("GAAP").
2 Total Shareholder Return (TSR) is compared to an industry peer group of the Edison Electric Institute (EEI) index of electric companies during the three-year measurement period from 2011-2013. At the end of the three-year measurement period, the Company will assess its total shareholder return compared to the EEI index. Depending on how the Company ranks, the executive will receive a percentage of the performance share grants according to the following table:

Percentile Rank	Payout Amount (Percent of Target)

75th and above	200
60th to 74th	150
40th to 59th	100
25th to 39th	50
24th and below	0